Exhibit 21.1
SUBSIDIARIES OF MARVELL

Subsidiary	Jurisdiction of Organization
Marvell International Ltd.	Bermuda
Marvell International Technology Ltd.	Bermuda
Utopia Capital Holdings, Ltd.	Bermuda
MV Acquisition, Ltd.	Bermuda
Nulinear, Ltd.	Bermuda
Marvell UK Limited	United Kingdom
Marvell World Trade Ltd.	Barbados
Marvell Technology Denmark ApS	Denmark
Marvell Semiconductor Germany GmbH	Germany
Marvell Italia S.r.l.	Italy
Marvell Netherlands B.V.	Netherlands
Marvell Technology Sweden AB	Sweden
Marvell Switzerland Sarl	Switzerland
Marvell Semiconductor Technology Sarl	Switzerland
Marvell Israel (M.I.S.L) Ltd.	Israel
Marvell India Private Limited	India
PT Marvell Technology Indonesia	Indonesia
Marvell Japan K.K.	Japan
Marvell Technology Japan Y.K.	Japan
Marvell Semiconductor Korea, Ltd.	Korea
Marvell Semiconductor Sdn. Bhd.	Malaysia
Marvell Asia Pte Ltd	Singapore
Marvell Taiwan Ltd.	Taiwan
Marvell Hong Kong Limited	Hong Kong
Marvell Technology (Beijing), Ltd.	China
Marvell Technology (Chengdu), Ltd.	China
Marvell Technology (Shanghai), Ltd.	China
Marvell Technology (Nanjing), Ltd.	China
Marvell Canada Corporation	Canada
Kinoma, Inc.	California, United States
Marvell Semiconductor, Inc.	California, United States
Marvell Technology, Inc.	Delaware, United States
Marvell Semiconductor, Ltd.	Delaware, United States
Marvell Technology Vietnam Limited Liability Company	Vietnam